EXHIBIT 10.20
January 17, 2007
Dr. Richard Soltero
President
PharmaDirections, Inc.
5001 Weston Parkway, Suite 103
Cary , NC 27513

Re:	Extension of Consulting Agreement with Orexigen
Therapeutics, Inc. dated December 9, 2005
Dear Rick:
We refer to the Consulting Agreement dated as of December 9, 2005 (the “Consulting Agreement”) between Orexigen Therapeutics, Inc. and PharmaDirections, Inc. As you know, the Term of the Consulting Agreement was set to expire on December 9, 2006. Notwithstanding the foregoing, both parties have continued to work under the terms of the Consulting Agreement following this expiration and as such desire to memorialize their mutual intent to extend the Term until December 31, 2007. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Consulting Agreement.
It is hereby agreed by you and us that:
(a)	Section 2 should be amended and replaced in its entirety to read as follows:

“The term of this Agreement (the “Term”) shall commence on the date hereof and shall expire on December 31, 2007, unless extended by the mutual agreement of the Company and Consultant; provided that the Company may terminate the Agreement upon thirty (30) days written notice to Consultant. Sections 4, 5 and 6 shall survive expiration of the Term of termination of this Agreement.”

(b)	The Consulting Agreement, as amended by this letter amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning a copy of the counterpart of this letter by pdf attachment to amckinney@orexigen.com or by facsimile to 858-436-8650, followed by one (1) counterpart of this letter amendment sent by mail or courier to Orexigen Therapeutics, Inc., 12481 High Bluff Drive, Suite 160, San Diego, CA 92130, Attention of Anthony McKinney. This letter amendment shall become effective as of the date first above written when and if counterparts of this letter amendment shall have been executed by us and you.
This letter amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter amendment, and this letter amendment shall be governed by the laws of the State of North Carolina.
Very truly yours,

/s/ Anthony A. McKinney
Anthony A. McKinney
Chief Operating Officer
APPROVED AND ACCEPTED THE 17th DAY OF JANUARY, 2007:

PharmaDirections, Inc.

By:	/s/ Dr. Richard Soltero

Name: Richard Soltero
Title: President
Orexigen Therapeutics Inc.
12481 High Bluff Drive, Suite 160, San Diego CA 92130
Office: 858-436-8600
Fax: 858-436-8650
www.orexigen.com